Exhibit 99.1

FOR IMMEDIATE RELEASE

Rent-A-Center to be Acquired by Vintage Capital for $15.00 Per Share in Cash

Transaction Consideration of Approximately $1.365 Billion

Provides Significant Cash Premium to Rent-A-Center Stockholders

PLANO, Texas and ORLANDO, Florida—June 18, 2018—Rent-A-Center, Inc. (NASDAQ/NGS:RCII) (“Rent-A-Center” or the “Company”), a leader in the rent-to-own industry, today announced that it has entered into a definitive agreement (the “Merger Agreement”) with Vintage Rodeo Parent, LLC (“Vintage”), an affiliate of Vintage Capital Management, LLC (“Vintage Capital”), pursuant to which Vintage will acquire all of the outstanding shares of Rent-A-Center common stock for $15.00 per share in cash. The transaction, which is not subject to a financing condition, and is expected to close by the end of 2018, subject to customary closing conditions including the receipt of stockholder and regulatory approvals, represents a total consideration of approximately $1.365 billion, including net debt.

Under the terms of the Merger Agreement, Rent-A-Center stockholders will receive $15.00 in cash for each share of Rent-A-Center common stock, which represents a premium of approximately 49 percent over the Company’s closing stock price on October 30, 2017, immediately prior to the announcement that the Company’s Board of Directors initiated a process to evaluate strategic and financial alternatives focused on maximizing stockholder value. The Rent-A-Center Board has unanimously approved the transaction and recommends that stockholders vote in favor of the transaction. Upon completion of the transaction, Rent-A-Center will become a privately held company and its common shares will no longer be listed on any public market.

“The Rent-A-Center Board, having just completed a comprehensive review of strategic and financial alternatives in consultation with outside legal and financial advisors, unanimously supports this transaction and is confident it maximizes value for stockholders while delivering a significant and immediate cash premium,” said Mitch Fadel, Chief Executive Officer of Rent-A-Center. “Today’s exciting announcement reflects the significant progress we have made to materially improve our performance and would not have been possible without the hard work and focus of our talented co-workers over the last several months. Vintage is a natural partner for Rent-A-Center given its deep knowledge of the rent-to-own industry, and we look forward to partnering with them to realize the full benefits of the transaction.”

“We have long admired Rent-A-Center and are pleased to have reached this agreement to expand our rent-to-own portfolio,” said Brian R. Kahn, Managing Member and Founder of Vintage Capital and Chairman of the Board of Members of Buddy’s Newco, LLC d/b/a Buddy’s Home Furnishings (“Buddy’s”), a rent-to-own operator and franchisor, the controlling shareholder of which is Vintage Capital. “We believe that the combination of Rent-A-Center, Buddy’s and Vintage is a compelling opportunity to utilize our resources and expertise to enhance value and create a leader in the rent-to-own industry.”

B. Riley Financial, Inc. and certain of its affiliates have committed to serve as equity and debt participants in the transaction.

Advisors

J.P. Morgan Securities LLC is acting as exclusive financial advisor to Rent-A-Center and provided a fairness opinion to the Rent-A-Center Board of Directors. Winston & Strawn LLP is serving as legal advisor to Rent-A-Center, and Sullivan & Cromwell LLP is serving as legal advisor to the Rent-A-Center Board of Directors.

B. Riley FBR, Inc. is serving as financial advisor and lead arranger and Guggenheim Corporate Funding LLC is serving as administrative agent and joint lead arranger. Wilson Sonsini Goodrich & Rosati, Professional Corporation is serving as legal advisor to Vintage.

About Rent-A-Center, Inc.

A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,400 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,250 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 250 rent-to-own stores operating under the trade names of “Rent-A-Center,” “ColorTyme,” and “RimTyme.” For additional information about the Company, please visit our website at www.rentacenter.com.

About Vintage Capital Management

Vintage Capital is a value-oriented, operations-focused, private and public equity investor specializing in the consumer, aerospace and defense, and manufacturing sectors. Vintage is the controlling shareholder of Buddy’s Newco LLC d/b/a Buddy’s Home Furnishings, a privately-held rent-to-own company with over 300 locations across the U.S. and Guam. For additional information about Vintage, please visit www.vintcap.com. For additional information about Buddy’s please visit www.buddyrents.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the operations of the Company and Buddy’s separately and as a combined entity, the expected benefits of the integration of the two companies, the proposed transaction, the benefits of the proposed transaction, and the anticipated timing and consummation of the proposed merger. Forward-looking statements can be generally identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” “will,” “could,” “should,” or the negative thereof or variations thereon or similar terminology. These statements reflect only the Company’s current expectations and are not guarantees of future performance or results. Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; unknown, underestimated or undisclosed commitments or liabilities; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks regarding the failure of Vintage to obtain the necessary debt and/or equity financing to complete the merger; risks relating to operations of the business and financial results of the Company if the Merger Agreement is terminated; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement, pendency or consummation of the merger on the Company’s relationships with third parties, including our employees, franchisees, customers, suppliers, business partners and vendors, which make it more difficult to maintain business and operations relationships, and negatively impact the operating results of the four core business segments and business generally; the risk that certain approvals or consents will not be received in a timely manner or that the merger will not be consummated in a timely manner; the risk of exceeding the expected costs of the merger; adverse changes in U.S. and non-U.S. governmental laws and regulations; adverse developments in the Company’s relationships with its employees franchisees, customers, suppliers, business partners and vendors; capital market conditions, including availability of funding sources for the Company and Vintage; changes in our credit ratings; risks related to not being able to refinance our indebtedness; the risk of litigation, including stockholder litigation in connection with the proposed transaction, and the impact of any adverse legal judgments, fines, penalties, injunctions or settlements; and volatility in the market price of our stock.

Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. For additional discussion of potential risks and uncertainties that could impact our results of operations or financial position, refer to Part I, Item 1A. Risk Factors in our Form 10-K for the fiscal year ended December 31, 2017 (our “2017 Form 10-K”) and Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 (our “March 2018 10-Q”). There have been no material changes to the risk factors disclosed in our 2017 Form 10-K and March 2018 10-Q.

Additional Information and Where to Find It

The Company and certain of its executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the Company’s preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of the Company’s common stock is also set forth in the Company’s proxy statement for its 2018 annual meeting of stockholders filed on April 24, 2018 with the SEC, which can be obtained free of charge from the sources indicated above.

This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed merger of the Company will be submitted to the Company’s stockholders for their consideration. In connection with the proposed transaction, the Company intends to file a proxy statement and other relevant materials with the SEC in connection with the solicitation of proxies in connection with the proposed transaction. The definitive proxy statement will be mailed to the Company’s stockholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF RENT-A-CENTER, INC. ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by the Company with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov. In addition, the Company’s stockholders may obtain free copies of the documents filed with the SEC through the Investors portion of the Company’s website at rentacenter.com or by contacting the Company’s Investor Relations Department by (a) mail at Rent-A-Center, Inc., Attention: Maureen, Short, Investor Relations, 5501 Headquarters Drive, Plano, TX 75024, (b) telephone at (972) 801-18995, or (c) e-mail at maureen.short@rentacenter.com. You may also read and copy any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Contacts

Rent-A-Center:

Investors:

Rent-A-Center, Inc.

Maureen Short, 972-801-1899

Interim Chief Financial Officer

maureen.short@rentacenter.com

or

Media:

Joele Frank, Wilkinson Brimmer Katcher

James Golden / Matthew Gross / Aura Reinhard

212-355-4449

Vintage Capital Management:

Andrew Laurence, Partner

617-690-2580

alaurence@vintcap.com